Exhibit 99.1

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	John Flanagan
866-211-8151	203-682-8222

B&G Foods Announces Second Quarter 2005 Financial Results

Parsippany, N.J., July 27, 2005 – B&G Foods, Inc. (AMEX: BGF), a manufacturer and distributor of high quality, shelf-stable foods, today announced financial results for the thirteen and twenty-six weeks ended July 2, 2005.

Financial Results for the Thirteen Weeks Ended July 2, 2005

Net sales for the thirteen weeks ended July 2, 2005 increased 0.4% to $94.1 million from $93.7 million for the thirteen weeks ended July 3, 2004.  Pro forma gross profit, excluding the restructuring charge described below, for the thirteen weeks ended July 2, 2005 decreased 8.8% to $26.9 million from $29.5 million in the comparable period last year.  Operating income decreased 36.0% to $11.0 million for the thirteen week period ended July 2, 2005, from $17.2 million in the comparable period last year.

For the thirteen weeks ended July 2, 2005, EBITDA (see “About Non-GAAP Financial Measures” below) decreased 32.5% to $12.7 million from $18.8 million.  During such period the Company recorded in cost of goods sold a restructuring charge of approximately $3.1 million related to the closing of its New Iberia, Louisiana, manufacturing facility.  Adjusted EBITDA for the thirteen weeks ended July 2, 2005, which excludes the restructuring charge, was $15.8 million.  Net income available to common stockholders was $0.3 million for the thirteen week period ended July 2, 2005 compared to $2.0 million for the thirteen week period ended July 3, 2004.  Excluding the impact of preferred stock dividends and related charges of $3.8 million in the second quarter of fiscal 2004, net income for such period was $5.8 million.  For the thirteen-week period ended July 2, 2005, basic and diluted earnings per share was $0.07 per share of the

Company’s Class A common stock and basic and diluted loss per share was $0.14 per share of the Company’s Class B common stock.

David L. Wenner, Chief Executive Officer of B&G Foods, stated, “We were disappointed that price increases for our products did not offset higher fuel and commodity costs to the degree that we had hoped during the second quarter.  We believe the recent closing of our manufacturing facility in Louisiana will help offset some of our cost increases, and we continue to look for additional cost-saving opportunities to enhance our operational and financial performance going forward.”

Financial Results for the Twenty-Six Weeks Ended July 2, 2005

Net sales for the twenty-six weeks ended July 2, 2005 decreased 0.1% to $184.2 million from $184.4 million in the comparable period of fiscal 2004.  Pro forma gross profit, excluding the restructuring charge, for the twenty-six weeks ended July 2, 2005 decreased 8.1% to $53.7 million from $58.5 million in the comparable period last year.  Operating income decreased 21.9% to $26.3 million during the first twenty-six weeks of fiscal 2005, compared to $33.6 million in the comparable period in fiscal 2004.  During the twenty-six week period ended July 2, 2005, EBITDA decreased 19.6% to $29.6 million from $36.9 million.  Adjusted EBITDA, which excludes the restructuring charge related to the closing of the Louisiana facility, was $32.9 million.  Net income available to common stockholders was $3.3 million for the twenty-six week period ended July 2, 2005 compared to $3.4 million for the twenty-six week period ended July 3, 2004.  Excluding the impact of preferred stock dividends and related charges of $7.7 million in the twenty-six weeks ended July 3, 2004, net income for such period was $11.1 million.  For the twenty-six week period ended July 2, 2005, basic and diluted earnings per share was $0.23 per share of the Company’s Class A common stock and basic and diluted loss per share was $0.19 per share of the Company’s Class B common stock.

Conference Call

B&G Foods will hold a webcast and conference call at 5:00 pm ET today, July 27, 2005.  The call will be webcast live over the Internet from B&G Foods’ website at http://www.bgfoods.com/ under the section titled “Webcast.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call can also be accessed live over the phone by dialing (800) 565-5442 or for international callers by dialing (913) 312-1298.

A replay of the call will be available one hour after the call by dialing (888) 203-1112 or (719) 457-0820.  The password is 5067914. The replay will be available from July 27, 2005, through August 3, 2005.

About Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP (Generally Accepted Accounting Principles) financial measures.”  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations and cash flows.  We present EBITDA (net income before net interest expense, income taxes, depreciation and amortization) and adjusted EBITDA (EBITDA as adjusted for transaction related compensation expenses incurred in fiscal 2004 in connection with our initial public offering, the concurrent offerings and the related transactions and restructuring charges incurred in fiscal 2005) because we believe they are useful indicators of our historical debt capacity and ability to service debt.  We also present this discussion of EBITDA and adjusted EBITDA because covenants in the indenture governing our senior notes, our revolving credit facility and the indenture governing our senior subordinated notes contain ratios based on these measures.

A reconciliation of EBITDA and adjusted EBITDA with the most directly comparable GAAP measure is included below for the thirteen and twenty-six weeks ended July 2, 2005 and July 3, 2004 along with the components of EBITDA and adjusted EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico. B&G Foods’ products include Mexican-style sauces, pickles and peppers, hot sauces, wine vinegar, maple syrup, molasses, fruit spreads, pasta sauces, beans, spices, salad dressings, marinades, taco kits, salsas and taco shells. B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution. Based in Parsippany, N.J., B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Emeril’s, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Ac’cent Sa-Son, Trappey’s, Underwood, Up Country Organics, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”   Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission.

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

(Unaudited)

	July 2, 2005	January 1, 2005
Assets
Current assets:
Cash and cash equivalents	$22,397	$28,525
Trade accounts receivable, net	25,478	28,227
Inventories	88,519	79,109
Prepaid expenses	3,679	2,806
Deferred income taxes	1,782	1,782
Income tax receivable	7,311	7,006
Total current assets	149,166	147,455

Property, plant and equipment, net	41,180	43,774
Goodwill	188,629	188,629
Trademarks	193,481	193,481
Other assets	21,217	22,613
Total assets	$593,673	$595,952

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$25,341	$25,861
Accrued expenses	16,794	16,082
Dividends payable	4,240	3,728
Total current liabilities	46,375	45,671

Long-term debt	405,800	405,800
Other liabilities	281	317
Deferred income taxes	54,187	51,903
Total liabilities	506,643	503,691

Stockholders’ equity:
Class A common stock, $0.01 par value per share. Authorized 100,000,000 shares; issued and outstanding 20,000,000 shares	200	200
Class B common stock, $0.01 par value per share. Authorized 25,000,000 shares; issued and outstanding 7,556,443 shares	76	76
Additional paid-in capital	156,800	156,800
Accumulated other comprehensive loss	(70)	(25)
Accumulated deficit	(69,976)	(64,790)
Total stockholders’ equity	87,030	92,261
Total liabilities and stockholders’ equity	$593,673	$595,952

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Net sales	$94,116	$93,735	$184,227	$184,412
Cost of goods sold	67,242	64,269	130,525	125,960
Other cost of goods sold – restructuring charge	3,128	—	3,244	—
Gross profit	23,746	29,466	50,458	58,452

Operating expenses:
Sales, marketing and distribution expenses	10,801	11,362	20,860	22,220
General and administrative expenses	1,958	820	3,327	2,355
Management fees-related party	—	125	—	250
Operating income	10,987	17,159	26,271	33,627

Interest expense, net	10,428	7,794	20,862	15,606
Income before tax expense	559	9,365	5,409	18,021
Provision for income taxes	223	3,614	2,115	6,956
Net income	336	5,751	3,294	11,065
Less: preferred stock dividends accumulated and related charges	—	3,782	—	7,690
Net income available to common stockholders	$336	$1,969	$3,294	$3,375

Earnings per share calculations:
Net income available to common stockholders per common share:
Basic and diluted distributed earnings:
Class A common stock	$0.21	$—	$0.42	$—
Earnings (loss) per share:
Basic and diluted Class A common stock	$0.07	$—	$0.23	$—
Basic Class B common stock	$(0.14)	$0.17	$(0.19)	$0.29
Diluted Class B common stock	$(0.14)	$0.13	$(0.19)	$0.22

Reconciliation of EBITDA and Adjusted EBITDA to Net Cash Provided by Operating Activities

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Net income	$336	$5,751	$3,294	$11,065
Depreciation	1,693	1,632	3,360	3,237
Income tax expense	223	3,614	2,115	6,956
Interest expense, net	10,428	7,794	20,862	15,606
EBITDA (1)	12,680	18,791	29,631	36,864
Adjustments to EBITDA (1)(2)	3,128	—	3,244	—
Adjusted EBITDA (1)	15,808	18,791	32,875	36,864
Income tax expense	(223)	(3,614)	(2,115)	(6,956)
Interest expense, net	(10,428)	(7,794)	(20,862)	(15,606)
Deferred income taxes	485	1,663	2,284	3,138
Amortization of deferred financing and bond discount	698	642	1,396	1,284
Changes in assets and liabilities	(507)	3,067	(7,891)	(8,792)
Restructuring charge, cash portion	(315)	—	(431)	—
Net cash provided by operating activities	$5,518	$12,755	$5,256	$9,932

(1)          We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  We define adjusted EBITDA as EBITDA as adjusted for the transaction related compensation expenses incurred in fiscal 2004 in connection with our initial public offering, the concurrent offerings and related transactions and restructuring charges incurred in fiscal 2005.  We believe that the most directly comparable GAAP financial measure to EBITDA and adjusted EBITDA is net cash provided by operating activities.  We present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt.  We also present this discussion of EBITDA and adjusted EBITDA because covenants in our revolving credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on these measures. EBITDA and adjusted EBITDA are not substitutes for operating income or net income, as determined in accordance with generally accepted accounting principles.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends, if any, and in the case of adjusted EBITDA, cash used to pay transaction related bonuses and repurchase of employee stock options and the cost to restructure our operations.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA also are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes and in the case of adjusted EBITDA, the cost of transaction related bonuses and repurchase of employee stock options and the cost to restructure our operations.  EBITDA and adjusted EBITDA, as we define them, may differ from similarly named measures used by other entities.

(2)          On July 1, 2005, we closed our New Iberia, Louisiana, manufacturing facility as part of our ongoing efforts to improve our production capacity utilization, productivity and operating efficiencies, and lower our overall costs.  In the twenty-six weeks ended July 2, 2005, we recorded a charge of $3.2 million, of which $3.1 million was recorded during the thirteen weeks ended July 2, 2005 and $0.1 million was recorded during the thirteen weeks ended April 2, 2005.  The charge associated with the plant closing included a cash charge for employee compensation and other costs of approximately $0.4 million and a non-cash write-down of inventory, land, building and equipment of approximately $2.8 million.